Exhibit 10.1

TRANSITION, SEPARATION AND RELEASE AGREEMENT

THIS TRANSITION, SEPARATION AND RELEASE AGREEMENT (the "Agreement") is made and entered into by and between TechPrecision Corporation (hereinafter the "Company") and Richard F. Fitzgerald ("Mr. Fitzgerald"). Company and Mr. Fitzgerald are each a "Party" and together, the "Parties".
RECITALS
WHEREAS, Mr. Fitzgerald and the Company are parties to an Employment Agreement dated March 23, 2009 (the "Employment Agreement") which sets forth terms and conditions of Mr. Fitzgerald's prior employment with the Company;
WHEREAS, Mr. Fitzgerald resigned from his employment with the Company, effective October 23, 2015 (the "Termination Date");
WHEREAS, the Parties desire to enter into an Agreement whereby they conclude the employment relationship and provide adequate and sufficient consideration for Mr. Fitzgerald's release of claims and other obligations set forth herein;
WHEREAS, Mr. Fitzgerald will make himself available and perform transition services when and as needed following the Termination Date, as set forth below.
NOW THEREFORE, in consideration of the covenants and promises contained herein, and intending to be legally bound hereby, the Parties hereto agree as follows:
1.            Agreement and Acknowledgment By Mr. Fitzgerald. Mr. Fitzgerald hereby acknowledges that he has resigned from his employment with, and his membership on any board or committee of, the Company and its affiliates as of the Termination Date. In exchange for the payments described in Section 2, and conditioned on Company not breaching any of the representations or covenants hereunder, Mr. Fitzgerald agrees to be bound by the terms of this entire Agreement.
2.            Agreements By the Company. Conditioned on Mr. Fitzgerald not breaching any of the representations or covenants hereunder and the expiration of the Revocation Period, the Company agrees to make, or cause to be made:
a.            payments totaling $216,666.70 (less any applicable withholdings and deductions required by law in connection with any of the payments to be made pursuant to this Section 2) to Mr. Fitzgerald at such times and in such amounts as set forth on Schedule A.; and
b.            payment in the gross amount of $7,953.65 for legal expenses incurred in finalizing this Agreement.
c.            Mr. Fitzgerald acknowledges that the consideration set forth in this Agreement and that the payments and benefits set forth in this section constitute valid and sufficient consideration for Mr. Fitzgerald's release of claims and other obligations set forth herein.  The payments set forth in this Section 2 shall cause the issuance of required IRS Form W-2 or 1099 as appropriate.
3.            Consulting Services.
a.            As further consideration for the payments in Section 2a, Mr. Fitzgerald shall provide consulting services to the Company until October 23, 2016 (the "Consulting Period"), as set forth herein.
b.            Mr. Fitzgerald shall make himself available when and as reasonably requested by the Chief Executive Officer or the Chairman of the Company's Board of Directors (the "Chairman") or their respective designees, and will respond to inquiries and otherwise provide consulting and related assistance to the other members of Company management.  This consulting will generally include working with the Company and its counsel with respect to any matter (including, workplace inquiries, litigation, investigations, or governmental proceedings) in which Mr. Fitzgerald was in any way involved during his employment with, or while performing transition services to, the Company. Mr. Fitzgerald shall render such cooperation in a timely manner on reasonable notice from the Company.

TechPrecision-Fitzgerald Transition, Separation and Release Agreement

c.            Unless the Company needs Mr. Fitzgerald to meet with auditors or representatives of a governmental agency/commission, his time commitment to the Company shall be consistent with his course of dealing prior to this Agreement, and shall not exceed two (2) hours per week, unless otherwise agreed to in advance by the Parties.
d.            Unless the Company directs otherwise, Mr. Fitzgerald shall not access any Company or Ranor facility, or communicate, in any format or medium, with any employee, customer, vendor, service provider or acquisition candidate other than TechPrecision and/or Ranor financial personnel, without the express prior consent of the Chief Executive Officer or Chairman or their respective designees in each case.
4.            Breach by Mr. Fitzgerald. If Mr. Fitzgerald commits a breach of this Agreement, in addition to any other rights which the Company may have, the Company's obligations under Section 2 of this Agreement shall immediately cease.
5.            Mr. Fitzgerald Release of Claims.
a.            Other than duties arising in favor of Mr. Fitzgerald under this Agreement, Mr. Fitzgerald hereby expressly waives, releases, acquits and forever discharges the Company and all of its present or former officers, directors, shareholders, investors, executives, managers, employees, agents, attorneys, representatives, successors and assigns and the Company's divisions, subsidiaries, affiliates, parents, related entities, and its or their partners, officers, directors, shareholders, investors, employees, agents, attorneys, representatives (hereinafter collectively referred to as "Releasees"), from any and all claims, demands, and causes of action which Mr. Fitzgerald has, had or may have, whether known or unknown, of whatever nature, which exist or may exist on Mr. Fitzgerald's behalf from the beginning of time up to and including the date of this Agreement.
b.            As used in this Section 5, "claims," "demands," and "causes of action" include, but are not limited to, claims based on contract, whether express or implied, invasion of privacy, fraud, stock fraud, defamation, wrongful termination, estoppel, equity, tort, retaliation, intellectual property, personal injury, spoliation of evidence, emotional distress, public policy, wage and hour law, statute or common law, claims for severance pay, claims related to stock options and/or fringe benefits, claims under the Company's 2006 Long-Term Incentive Plan, claims for attorneys' fees except as noted in Section 2.b, vacation pay, debts, accounts, compensatory damages, punitive or exemplary damages, liquidated damages, and any and all claims arising under any federal, state, or local statute, law, or ordinance prohibiting discrimination on account of race, color, sex, age, religion, sexual orientation, disability or national origin, including but not limited to, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment Retraining Notification Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act or any state or local employment law referring or relating to rights in the workplace.
c.            Notwithstanding the foregoing, Mr. Fitzgerald's right to coverage as a director and/or officer of the Company under any D&O insurance policies maintained by the Company, and Mr. Fitzgerald's right to seek indemnification from the Company in matters which arose during the course of his employment, either under the by-laws of the Company as in effect during such employment or under the Delaware General Corporation Law, is expressly excluded from the foregoing release, and Mr. Fitzgerald shall retain the right to seek indemnification from the Company, either under the Company's by-laws as in effect during such employment or under the Delaware General Corporation Law with respect to actions arising in connection with his employment.
6.            D&O Insurance and Indemnification. After the Effective Date, Mr. Fitzgerald shall remain eligible for coverage as a director and/or officer of the Company under all D&O insurance policies maintained by the Company as of the Effective Date, subject, however, to the terms, conditions, exclusions and limitations of such policies.
7.            Last Date of Employment. Fitzgerald acknowledges that as of the Termination Date, all privileges, rights and authority he held in connection with his positions with the Company and any of its subsidiaries or affiliates, including Ranor Inc. ("Ranor"), ceased and that he will not from and after the Termination Date hold himself out as holding such positions or having any authority to act on behalf of any such entities. Notwithstanding the foregoing, Fitzgerald may include on his resume or curriculum vitae the positions he held with the Company and/or Ranor, the dates such positions were held, and a description of his duties in each such position.

TechPrecision-Fitzgerald Transition, Separation and Release Agreement

8.            Non-Disparagement/Employment Verification.
a.            Mr. Fitzgerald will not, directly or indirectly disparage the Releasees or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any of the Releasees.
b.            The members of the Company's Board of Directors and its executive management team will not, directly or indirectly disparage Mr. Fitzgerald or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of Mr. Fitzgerald.
c.            The Parties acknowledge and agree that in connection with any reference check or employment verification check regarding Mr. Fitzgerald, the Company shall only verify Mr. Fitzgerald's title and dates of employment with the Company. The Parties further agree that such limited verification by the Company or its failure to provide additional detail shall not be deemed to breach the Company's obligations under Section 2.
9.            Receipt of Wages and Other Compensation. Mr. Fitzgerald acknowledges and agrees that, prior to his execution of this Agreement, he has received payment or confirmation of payment for all wages; salary; accrued vacation, personal or sick days; and all properly reimbursable expenses owed to Mr. Fitzgerald by the Company for services rendered prior to the Termination Date, other than those amounts set forth in Schedule A.
10.         Company Property/Proprietary Information & Restrictive Covenants.
a.            Mr. Fitzgerald agrees to return to the Company all Company property and Company documents other than a Company supplied Sony laptop computer and information contained on it, in his possession or control, including all copies of such property and/or documents (in whatever form) and all computers and equipment, within five days after the Effective Date. Mr. Fitzgerald further agrees to return all additional Company property and documents, including copies thereof (in whatever form) and all computers and equipment, that are or come to be in his possession or control during the Transition Period, immediately upon termination of the Transition Period. For the avoidance of doubt, all Company property shall be maintained and/or stored at the Company's offices and not in a home office maintained by Mr. Fitzgerald. Company Property shall include all original documents but shall not include copies of any document included as an exhibit to any statement or report filed or furnished by the Company with or to the Securities and Exchange Commission.
b.            Mr. Fitzgerald acknowledges and agrees that the provisions of Paragraphs 8 and 9 of the Employment Agreement (the "Surviving Covenants"), regarding (i) Non-Competition and Protection of Confidential Information, and (ii) Intellectual Property, expressly survive any termination of Mr. Fitzgerald's employment with the Company and continue pursuant to their terms, as provided in and subject to the terms of the Employment Agreement.
c.            Notwithstanding Section 10.b, the Parties hereby agree that the terms of Paragraph 8 of the Employment Agreement shall survive only through and until the 12 month anniversary of the Effective Date. All of the terms of the Surviving Covenants are hereby incorporated by reference into this Agreement and made a part hereof. Any breach of the Surviving Covenants by Mr. Fitzgerald or Company from and after the Effective Date shall be deemed a breach of this Agreement.
11.            Advice of Counsel; Revocation Period. Mr. Fitzgerald is hereby advised to seek the advice of counsel prior to signing this Agreement. Mr. Fitzgerald acknowledges that he is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Agreement, and that he is voluntarily entering into this Agreement with full knowledge of its provisions and effects. Mr. Fitzgerald further acknowledges that he has been given at least 21 days within which to consider this Agreement and that he has seven days following his execution of this Agreement to revoke his acceptance, with this Agreement not becoming effective until the seven day revocation period has expired (the "Revocation Period"). If Mr. Fitzgerald elects to revoke his acceptance of this Agreement, he must provide written notice of such revocation by certified mail (postmarked no later than seven days after the date Mr. Fitzgerald accepted this Agreement) to:
TechPrecision, Corp
1 Bella Drive
Westminster, MA 01462

Attention: Chief Executive Officer

With a copy to:
Pepper Hamilton LLP 3000 Two Logan Square 18th & Arch Streets Philadelphia, PA 19103 Attention: Scott R. Jones, Esq.

TechPrecision-Fitzgerald Transition, Separation and Release Agreement

12.            No Filing of Claims. Mr. Fitzgerald represents and warrants that he does not presently have on file, and further represents and warrants that he will not hereafter file, any claims, charges, grievances or complaints against any of the Releasees in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Releasees occurring prior to the date of this Agreement.
13.            Ownership of Claims. Mr. Fitzgerald represents and warrants that he is the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands referred to herein. Mr. Fitzgerald further represents and warrants that there has been no assignment or other transfer of any interest in any such matters, claims or demands which he may have against the Releasees.
14.            Mr. Fitzgerald's Equity Interests. For purposes of clarification, nothing in this Agreement shall be deemed to adversely affect any of Mr. Fitzgerald's right, title or interest in or to any equity interests of the Company owned by him as of the Termination Date.
15.            Pennsylvania Law Applies. This Agreement, in all respects, shall be interpreted, enforced and governed by and under the laws of the Commonwealth of Pennsylvania. Any and all actions relating to this Agreement shall be filed and maintained in the federal and/or state courts located in the Commonwealth of Pennsylvania, and the parties consent to the jurisdiction of such courts. In any action arising out of this Agreement, or involving claims barred by this Agreement, the prevailing party shall be entitled to recover all costs of suit, including reasonable attorneys' fees.
16.            Successors and Assigns. The Parties expressly understand and agree that this Agreement, and all of its terms, shall be binding upon their representatives, heirs, executors, administrators, successors and assigns, including, without limitation, upon any successor in interest to the Company upon any change in control of the company. In addition, this Agreement and the Company's obligation to make payments under Section 2 hereof shall not terminate or be diminished in any way in the event of Mr. Fitzgerald's death, in which case the right to receive payments under Section 2 shall pass to Mr. Fitzgerald's estate as may be set forth therein.
17.            Consultation with Counsel. Mr. Fitzgerald acknowledges that he has been advised to consult with legal counsel of his choice prior to execution and delivery of this Agreement.
18.            Integration. Except as otherwise specifically provided for, this Agreement constitutes an integrated, written contract, expressing the entire agreement between the Parties with respect to the subject matter hereof. In this regard, Mr. Fitzgerald represents and warrants that he is not relying on any promises or representations which do not appear written herein. Mr. Fitzgerald further understands and agrees that this Agreement can be amended or modified only by a written agreement, signed by all of the Parties hereto.
19.            Effective Date.  The Effective Date of this Settlement Agreement is the date when the last of the follow occur:
a.            All Parties sign this Agreement; and
b.            All review and revocation periods set forth in Paragraph 11 under the Older Workers Benefit Protection Act take place and Mr. Fitzgerald does not revoke this Agreement.
20.            Counterparts and Sub-Sections. This Agreement may be executed in separate counterparts and by facsimile or other electronic means, and each such counterpart shall be deemed an original with the same effect as if all Parties had signed the same document.  Unless expressly noted to the contrary, all references to a Section in this Agreement includes all Sub-Sections.

TechPrecision-Fitzgerald Transition, Separation and Release Agreement

21.            Interpretation. Definitions contained in this Agreement apply to singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires.  The terms "hereof," "herein," "hereby" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  The terms "includes" and the word "including" and words of similar import shall be deemed to be followed by the words "without limitation."  Section, paragraph and schedule references are to the Sections, paragraphs and schedules to this Agreement unless otherwise specified.  The headings in each section herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.  All references to "dollars" or "$" shall mean the lawful currency of the United States.
22.            Severability. If any provision in this Agreement is held to be invalid, the remainder of this Agreement shall not be affected by such a determination and this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.
23.            Waivers. The failure or delay on the part of either Party to exercise any right under this Agreement shall not be deemed a waiver of any rights under this Agreement, nor shall any single or partial exercise thereof preclude any other or further exercise of such right, power or privilege.
24.            Voluntary Agreement. EMPLOYEE UNDERSTANDS AND AGREES THAT HE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT, AND REPRESENTS THAT HE HAS ENTERED INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, WITH A FULL UNDERSTANDING OF AND IN AGREEMENT WITH ALL OF ITS TERMS.
The Parties hereto have executed this Agreement on the dates set forth below.

RICHARD FITZGERALD: /s/ Richard F. Fitzgerald Name: Richard F. Fitzgerald Date: 6/14/2016

COMPANY: TECHPRECISION CORPORATION By: /s/ Tom Sammons Name: Tom Sammons Title: Chief Financial Officer Date: 6/14/2016

TechPrecision-Fitzgerald Transition, Separation and Release Agreement

BLANK PAGE

TechPrecision-Fitzgerald Transition, Separation and Release Agreement

Schedule A

Separation Payments Schedule

Annual Salary	260,000.00
Per Month	21,666.67
Number of Months	10
Total to be Paid	216,666.70

	Pmt#	Payroll Cut-Off	Pay Date	Gross Amount
		Beginning Balance			Balance
	1	Sat Jun 18, 2016	Thu Jun 23, 2016	65,000.00	216,666.70
7	2	Sat Jun 25, 2016	Thu Jun 30, 2016	12,638.89	151,666.70
7	3	Sat Jul 02, 2016	Thu Jul 07, 2016	12,638.89	139,027.81
--	4	Sat Jul 30, 2016	Thu Aug 04, 2016	12,638.89	126,388.92
7	5	Sat Sep 03, 2016	Thu Sep 08, 2016	12,638.89	113,750.03
--	6	Sat Oct 01, 2016	Thu Oct 06, 2016	12,638.89	101,111.14
--	7	Sat Oct 29, 2016	Thu Nov 03, 2016	12,638.89	88,472.25
7	8	Sat Dec 03, 2016	Thu Dec 08, 2016	12,638.89	75,833.36
--	9	Sat Dec 31, 2016	Thu Jan 05, 2017	12,638.89	63,194.47
--	10	Sat Jan 28, 2017	Thu Feb 02, 2017	12,638.89	50,555.58
--	11	Sat Feb 25, 2017	Thu Mar 02, 2017	12,638.89	37,916.69
7	12	Sat Apr 01, 2017	Thu Apr 06, 2017	12,638.89	25,277.80
--	13	Sat Apr 29, 2017	Thu May 04, 2017	12,638.91	12,638.91

				216,666.70